Exhibit 5.1

November 18, 2024

Quantum Computing Inc.

5 Marine View Plaza, Suite 214

Hoboken, NJ 07030

RE:	Registration Statement on Form S-3 (File No. 333-268064)

Ladies and Gentlemen:

We have acted as counsel to Quantum Computing Inc., a Delaware corporation (the “Company”), in connection with the above-referenced registration statement (the “Registration Statement”), the base prospectus dated October 28, 2022 (the “Base Prospectus”) and the prospectus supplement dated November 18, 2024 (together with the Base Prospectus, the “Prospectus”), relating to (i) the offering and sale by the Company of 16,000,000 shares (the “Shares”) of common stock of the Company, par value $0.0001 per share (the “Common Stock”), having an aggregate offering price of $40,000,000.00, pursuant to those certain Securities Purchase Agreements (the “Securities Purchase Agreements”) dated November 14, 2024, between the Company and the purchasers signatory thereto, (ii) warrants (the “Placement Agent Warrants”) to purchase up to 800,000 shares of Common Stock (the “Warrant Shares”) at an initial exercise price of $2.875 per share issued to Titan Partners Group LLC, a division of American Capital Partners, LLC (the “Placement Agent”), pursuant to the Placement Agency Agreement, dated November 14, 2024, between the Company and the Placement Agent (the “Placement Agency Agreement”), and (iii) the Warrant Shares. The Shares, the Placement Agent Warrants, and the Warrant Shares are covered by the Registration Statement and we understand that the Shares, the Placement Agent Warrants, and the Warrant Shares are to be offered, sold and issued in the manner described in the Prospectus. This opinion is being delivered at the request of the Company and in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission (the “SEC”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Prospectus and the Securities Purchase Agreements, will be validly issued, fully paid and non-assessable, (ii) the Placement Agent Warrants, when issued in accordance with the Placement Agency Agreement, will be valid and binding obligations of the Company, and (iii) the Warrant Shares have been duly authorized and, when issued by the Company upon the exercise of the Placement Agent Warrants, delivered and paid for in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the Delaware General Corporation Law, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinions expressed herein.

We consent to the filing of this opinion with the SEC as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed on November 18, 2024, which is incorporated by reference in the Prospectus. We also consent to the reference of our firm under the caption “Legal Matters” in the Prospectus and in each case in any amendment or supplement thereto. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 and Section 11 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very Truly Yours,

/s/Lucosky Brookman LLP
Lucosky Brookman LLP